          Immediate
          Thomas  G.  Granneman
          314/877-7730

                           RALCORP HOLDINGS ANNOUNCES
                       SECOND QUARTER FISCAL 2001 RESULTS

ST. LOUIS, MO, MAY 1, 2001 Ralcorp Holdings, Inc. today announced net sales for its second quarter ended March 31, 2001 of $275.0 million compared to $173.2 million for the three months ended March 31, 2000. Net earnings for the second quarter were $7.7 million compared to $10.6 million for the same quarter last year, while diluted earnings per share were $.26 compared to $.34 a year ago.

For the six-month periods ended March 31, 2001 and 2000, net sales were $552.3 million and $378.1 million, respectively, an increase of $174.2 million, or 46 percent. Net earnings for the current year's first six months declined to $16.4 million, or $.55 per diluted share, compared to prior year six-month net earnings of $18.2 million, or $.59 per diluted share.

The comparability of the Company's results was affected by several factors. First, net sales were significantly increased through the acquisition of The Red Wing Company, Inc. in July 2000, and to a lesser extent by other business acquisitions. Second, the earnings amounts for the first six months of fiscal 2001 include $4.2 million of income from a merger termination fee recorded in the first quarter. Third, changes in Ralcorp's stock price resulted in mark-to-market adjustments to the Company's deferred compensation liability, yielding pre-tax expense of $.4 million and $1.4 million for the quarter and six months ended March 31, 2001, respectively, compared to pre-tax income of $1.7 million and $1.0 million for the corresponding periods last year. Finally, the Company recorded relocation expenses totaling $1.0 million and $1.4 million during the second quarter and first six months of fiscal 2001, respectively, related to the move of its Baltimore operations to other facilities. Excluding the merger termination fee, the deferred compensation adjustments, and the Baltimore relocation expenses, diluted earnings per share were $.29 and $.51 in the quarter and six months ended March 31, 2001, compared to $.31 and $.57 in the corresponding prior year periods.

NET SALES BY SEGMENT                    Three Months Ended   Six Months Ended
(in millions)                                March 31,           March 31,
-------------------------------------    ----------------    ----------------
                                           2001     2000       2001     2000
                                         -------  -------    -------  -------
Ralston Foods                            $  74.6  $  70.0    $ 148.0  $ 143.8
Bremner                                     59.2     56.2      120.6    116.3
                                         -------  -------    -------  -------
  Cereals, Crackers & Cookies              133.8    126.2      268.6    260.1
  Snack Nuts & Candy                        35.2     31.4       93.2     86.0
  Dressings, Syrups, Jellies & Sauces      106.0     15.6      190.5     32.0
                                         -------  -------    -------  -------
    Total Net Sales                      $ 275.0  $ 173.2    $ 552.3  $ 378.1
                                         =======  =======    =======  =======

PROFIT BY SEGMENT                       Three Months Ended   Six Months Ended
(in millions)                                March 31,           March 31,
-------------------------------------    ----------------    ----------------
                                           2001     2000       2001     2000
                                         -------  -------    -------  -------
  Cereals, Crackers & Cookies            $  14.1  $  14.3    $  30.3  $  30.5
  Snack Nuts & Candy                         2.3       .6        7.9      4.5
  Dressings, Syrups, Jellies & Sauces         .2       .3         .5       .9
                                         -------  -------    -------  -------
    Total Segment Profit                 $  16.6  $  15.2    $  38.7  $  35.9
                                         =======  =======    =======  =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------
Second quarter net sales for the Cereals, Crackers & Cookies segment were up $7.6 million from last year, with the Ralston Foods cereal division and the Bremner cracker and cookie division reporting increases of $4.6 million and $3.0 million, respectively. Through six months, the segment's sales were up $8.5 million, as Ralston Foods and Bremner contributed increases of $4.2 million and $4.3 million respectively.

Most of the improvements at Ralston Foods were the result of increased distribution with several key large customers and sales of new products. Ralston Foods' base store brand ready-to-eat (RTE) cereal volume increased more than 7 percent from last year's first six months, despite an industry decline in the overall RTE cereal category. Average RTE prices declined slightly due to competitive pricing pressures and an unfavorable product mix. Ralston Foods' hot cereal sales were down for the second quarter as a result of a 3.6 percent volume decline and an unfavorable product mix. For the six month period, however, net sales of hot cereals were relatively flat as a volume decrease of
3.7 percent was substantially offset by the favorable product mix experienced in the first fiscal quarter of this year. Finally, new comanufacturing business in both RTE and hot cereals partially offset effects of the December 31, 1999 termination of a large RTE cereal comanufacturing agreement.

Bremner benefited from incremental revenue from Cascade Cookie Company, acquired on January 28, 2000. This increase was partially offset during the six-month period by lower first quarter sales in the pre-existing cracker and cookie businesses. Cracker volumes were flat for the second quarter but declined 2.5 percent for the six months. Excluding Cascade, cookie volumes were up 15.7 percent for the second quarter and 2.4 percent for the first half. The improved second quarter cookie volumes were achieved primarily through new customer sales.

Despite  the  improved  net  sales,  profit  for the Cereals, Crackers & Cookies segment was relatively unchanged from a year ago. Profit was hurt by competitive pricing pressures and significantly higher energy and packaging costs. In addition, while the cereal division was able to gain new comanufacturing business, it was at a lower margin. These negative effects were offset by lower ingredient costs and improved production efficiencies due to increased volumes.

SNACK  NUTS  &  CANDY
---------------------
Second quarter and six-month net sales for the Snack Nuts & Candy segment (also known as Nutcracker) increased 12 percent and 8 percent, respectively, reflecting incremental candy business from James P. Linette, Inc. (Linette), partially offset by slightly lower snack nut volumes and net sales. Linette, a chocolate candy manufacturer, was acquired on May 1, 2000. The decrease in snack nut sales was primarily due to product mix and decreased retail promotional activity during the period.

Second quarter and six-month segment profit increased $1.7 million and $3.4 million, respectively, from the corresponding periods last year. This improvement was due not only to the addition of Linette, but also to more favorable raw material costs, primarily cashews, in the pre-existing snack nut businesses.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------
The Company's Dressings, Syrups, Jellies & Sauces segment (also known as Carriage House) comprises the operations of Martin Gillet & Co., Inc., acquired in 1999, The Red Wing Company, Inc., acquired on July 14, 2000 and the wet products portion of The Torbitt & Castleman Company, LLC (Torbitt), acquired on January 31, 2001. As previously disclosed, the Company has undertaken a major cost reduction effort within Carriage House, including two plant closures. The closing of the Baltimore facility and the moving of production and equipment to other facilities were completed in January 2001. The Company recorded a $2.5 million pre-tax restructuring charge related to this move in the fourth quarter of fiscal 2000 and additional charges totaling $1.4 million before taxes during fiscal 2001. The second plant closure, in San Jose, CA, will occur later this fiscal year, and all related production will be transferred to other Carriage House facilities. The associated costs will be recorded as a liability assumed during the purchase of Red Wing; accordingly, Ralcorp expects that these costs will have no significant impact on the reported earnings of the Company. The closure of the Baltimore and San Jose plants are part of the ongoing effort to rationalize the segment's production capacity and improve operating efficiencies.

The segment's net sales for the quarter and six months ended March 31, 2001 reflect significant increases from the corresponding periods last year due to the timing of the Red Wing and Torbitt acquisitions. In a comparison of actual fiscal 2001 period results to pro forma fiscal 2000 period results (including actual Red Wing results and actual Torbitt results for February and March), sales volumes for the second quarter are up 8 percent, while six-month sales volumes are down 5 percent due to weak first quarter sales. Corresponding net sales dollars, which have been negatively affected by competitive pricing pressures and product mix, are up 4 percent for the quarter and down 8 percent through six months. Although the segment benefited from savings of $.5 million from the closure of the Baltimore plant, profits were hurt by the lower selling prices and higher manufacturing costs, particularly energy costs. In spite of the difficult operating environment of the segment, Torbitt proved to be accretive to the Company's results of operations during its first 60 days as a part of the Ralcorp family.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
Interest expense increased to $4.2 million and $8.8 million for the three and six months ended March 31, 2001, respectively, from $1.3 million and $2.4 million in the corresponding periods of the prior year. This was due to higher debt levels resulting from the fiscal 2000 and 2001 acquisitions.

Earnings before interest, income taxes, depreciation and amortization, excluding the equity earnings from its Vail investment and the nonrecurring termination fee, ("Food Business EBITDA") was $51.4 million for the six months ended March 31, 2001. This represents a 7 percent improvement over the Food Business EBITDA in the first half of the prior year of $47.9 million.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.6 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarters. For the second quarter ended March 31, 2001, this investment resulted in non-cash pre-tax earnings of $4.0 million ($2.6 million after taxes), compared to $2.8 million ($1.8 million after taxes) for last year's second quarter. Through six months, the equity loss, net of taxes, was $.1 and $1.0 million for fiscal 2001 and 2000, respectively.

ADDITIONAL  INFORMATION
-----------------------
See the attached schedule and note for additional information on the quarter and six-month results for both years.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jam and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.6 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###

                                      RALCORP HOLDINGS, INC.
                                 CONSOLIDATED STATEMENT OF EARNINGS
                                 (in millions except per share data)

                                               Three Months Ended      Six Months Ended
                                                   March 31,              March 31,
                                              -------------------    -------------------
                                                 2001      2000        2001       2000
                                              ---------  --------    --------  ---------
Net Sales                                     $  275.0   $ 173.2     $  552.3  $  378.1
                                              ---------  --------    --------  ---------

Costs and Expenses
  Cost of products sold                          216.9     130.9        433.1     286.4
  Selling, general and administrative             37.6      21.0         71.7      46.6
  Advertising and promotion                        7.9       6.0         16.2      12.2
  Interest expense, net                            4.2       1.3          8.8       2.4
  Termination fee, net of related expenses *         -         -         (4.2)        -
                                              ---------  --------    --------  ---------
    Total Costs and Expenses                     266.6     159.2        525.6     347.6
                                              ---------  --------    --------  ---------

Earnings before Income Taxes
  and Equity Earnings                              8.4      14.0         26.7      30.5
Income Taxes                                       3.3       5.2         10.2      11.3
                                              ---------  --------    --------  ---------

Earnings before Equity Earnings                    5.1       8.8         16.5      19.2
Equity in Earnings (Loss) of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes             2.6       1.8          (.1)     (1.0)
                                              ---------  --------    --------  ---------

Net Earnings                                  $    7.7   $  10.6     $   16.4  $   18.2
                                              =========  ========    ========  =========

Earnings per Share
  Basic                                       $    .26   $   .35     $    .55  $    .60
  Diluted                                     $    .26   $   .34     $    .55  $    .59

Weighted Average Shares Outstanding
  Basic                                           29.9      30.3         29.9      30.4
  Diluted                                         30.2      30.8         30.1      31.0

Note:
* Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses.